Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-103662, 333-106970 and 333-111261) and in the related Prospectuses and on Forms S-8 (Nos. 333-39743, 333-72725 and 333-120145) pertaining to (i) the Second Amended  and Restated 1997 Long  Term  Incentive  Stock  Plan,  Amended  and  Restated  1997 Non-Employee  Director  Stock Plan (ii) the 1998 Employee  Stock  Purchase  Plan, 1998 Non-Employee Stock Purchase Plan, and Stock Purchase Loan Plan and the (iii) Amended and Restated 2004 Long-Term Incentive Plan of Capital Trust, Inc. and Subsidiaries of our reports dated February 26, 2007, with respect to the consolidated financial statements and schedule of the Capital Trust, Inc. and Subsidiaries, Capital Trust, Inc. and Subsidiaries  management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Capital Trust, Inc. and Subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ ERNST & YOUNG LLP

New York, New York

February 26, 2007